Exhibit 99.7

FORM OF NOTICE OF GRANT OF RESTRICTED STOCK AWARD

IMPAC MORTGAGE HOLDINGS, INC.
2010 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Impac Mortgage Holdings, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2010 Omnibus Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Restricted Stock Award (the “Notice”) the number of shares of the common stock of the Company set forth in the Notice, subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Award (the “Agreement”).

Participant:          [                    ]

Grant Date:           [                    ]

# of Shares of Restricted Stock:      [                ]

Purchase Price:                  Subject to the withholding provisions of Paragraph 5 of the Terms and Conditions, this Restricted Stock Award does not require the Participant to pay any purchase price or other cash consideration in connection with the issuance or delivery of the Restricted Stock.

Vesting Schedule:               Subject to the provisions contained in Paragraphs 4, 5 and 6 of the Terms and Conditions, this Restricted Stock Award shall vest, and the applicable Restrictions set forth in the Terms and Conditions shall lapse in accordance with the following schedule, in the event the Participant does not have a Termination of Service prior to the applicable vesting date:

Date of Vesting	Cumulative Amount Vested

[Change in Control:  Notwithstanding the foregoing vesting schedule, the Restricted Stock Award will be deemed fully vested and no longer subject to forfeiture in the event of a Change in Control of the Company (as defined in and subject to the provisions of the Plan).]

Forfeiture:  The Participant’s rights in the Restricted Stock Award on which the Restrictions have not lapsed pursuant to the vesting schedule provisions above shall be forfeited in full in the event of the Participant’s Termination of Service for any reason.

By signing below, the Participant agrees that this Restricted Stock Award is granted under and governed by the terms and conditions of the Company’s Omnibus Incentive Plan and the attached Terms and Conditions.

Participant	IMPAC MORTGAGE HOLDINGS, INC.

By:
Title:
Date:	Date:

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

These Terms and Conditions of Restricted Stock Award relate to the Notice of Grant of Restricted Stock Award (the “Notice”) attached hereto, by and between the Company and the designated Participant.

The Committee has approved an award to the Participant of a number of shares of the Company’s common stock, conditioned upon the Participant’s acceptance of the provisions set forth in the Notice and these Terms and Conditions within 60 days after the Notice and these Terms and Conditions are presented to the Participant for review.  For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.

1.             Grant of Restricted Stock.

(a)           Subject to the terms and conditions of the Plan, as of the Grant Date, the Company grants to the Participant the number of shares of Common Stock set forth in the Notice (the “Restricted Shares”), subject to the restrictions set forth in Paragraph 2 of these Terms and Conditions, the provisions of the Plan and the other provisions contained in these Terms and Conditions.  If and when the restrictions set forth in Paragraph 2 expire in accordance with these Terms and Conditions without forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of these Terms and Conditions.

(b)           As soon as practicable after the Grant Date, the Company shall direct that a stock certificate or certificates representing the applicable Restricted Shares be registered in the name of and issued to the Participant.  Such certificate or certificates shall be held in the custody of the Company or its designee until the expiration of the applicable Restricted Period (as defined in Paragraph 3).  On or before the date of execution of the Notice, the Participant has delivered to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

(c)           Except as provided in Paragraph 1(d), in the event that a certificate for the Restricted Shares is delivered to the Participant, such certificate shall bear the following legend (the “Legend”):

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Impac Mortgage Holdings, Inc. 2010 Omnibus Incentive Plan and a Restricted Stock Award Notice entered into between the registered owner and the Company.  Copies of such Plan and Notice are on file in the executive offices of Impac Mortgage Holdings, Inc.

In addition, the stock certificate or certificates for the Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.

(d)           As soon as administratively practicable following the expiration of the Restricted Period without a forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, including, but not limited to, the payment by the Participant of all applicable withholding taxes, the Company shall deliver or cause to be delivered to the Participant the applicable Restricted Shares which shall not bear the Legend.

2.             Restrictions.

(a)           The Participant shall have all rights and privileges of a stockholder as to the Restricted Shares, including the right to vote and receive dividends or other distributions with respect to the Restricted Shares, except that the following restrictions shall apply:

(i)  the Participant shall not be entitled to delivery of the Restricted Shares until the expiration of the Restricted Period without a forfeiture of the Restricted Shares and upon the satisfaction of all other applicable conditions;

(ii)  none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such shares, except as provided in Section 7.02(c) of the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan; and

(iii)  all of the Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to the Restricted Shares shall terminate in their entirety on the terms and conditions set forth in Paragraph 4.

(b)           Any attempt to dispose of Restricted Shares or any interest in the Restricted Shares in a manner contrary to the restrictions set forth in these Terms and Conditions shall be void and of no effect.

3.             Restricted Period and Vesting.  The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Restricted Shares, or such applicable portion of the Restricted Shares, are deemed vested under the schedule set forth in the Notice.  The Restricted Shares shall be deemed vested and no longer subject to forfeiture under Paragraph 4 in accordance with the vesting schedule set forth in the Notice [Include if vesting is accelerated on a Change in Control: or earlier in the event of a Change in Control].

4.             Forfeiture.

(a)           Subject to Paragraph 6 below, if during the Restricted Period (i) the Participant incurs a Termination of Service, (ii) there occurs a material breach of the Notice or these Terms and Conditions by the Participant or (iii) the Participant fails to meet the tax withholding obligations described in Paragraph 5(b), all rights of the Participant to the Restricted Shares that have not vested in accordance with Paragraph 3 as of the date of such event shall terminate immediately and be forfeited in their entirety.

(b)           In the event of any forfeiture under this Paragraph 4, the certificate or certificates representing the forfeited Restricted Shares shall be canceled to the extent of any Restricted Shares that were forfeited.

5.             Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Restricted Shares.

(b)           The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(c)           Subject to any rules prescribed by the Committee, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of common stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

6.             Committee Discretion.  Notwithstanding any provision of the Notice or these Terms and Conditions to the contrary, the Committee shall have discretion under the Plan to waive any forfeiture of the Restricted Shares as set forth in Paragraph 4, the Restricted Period and any other conditions set forth in the Notice or these Terms and Conditions.

7.             Defined Terms.  Capitalized terms used but not defined in the Notice and Agreement shall have the meanings set forth in the Plan, unless such term is defined in any Employment Agreement between the Participant and the Company or an Affiliate.  Any terms used in the Notice and Agreement, but defined in the Participant’s Employment Agreement are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of the Employment Agreement.

8.             Nonassignability.  The Restricted Shares may not be sold, assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such Shares, as set forth in the Notice and Agreement, have lapsed or been removed.

9.             Participant Representations.  The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Participant’s decision to participate in the Plan is completely voluntary.  Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this restricted stock award.

10.           Regulatory Restrictions on the Restricted Shares.  Notwithstanding any other provision of the Plan, the obligation of the Company to issue Restricted Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of the Restricted Shares pursuant to these Terms and Conditions prior to the satisfaction of all legal requirements relating to the issuance of such shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

11.           Miscellaneous.

11.1   Notices.  All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.  Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

11.2   Waiver.  The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

11.3   Entire Agreement.  These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

11.4   Binding Effect; Successors.  These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

11.5   Governing Law.  The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of California.

11.6   Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

11.7   Conflicts; Amendment.  The provisions of the Plan are incorporated in these Terms and Conditions in their entirety.  In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control.  The Agreement may be amended at any time by written agreement of the parties hereto.

11.8   No Right to Continued Employment.  Nothing in the Notice or these Terms and Conditions shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.

11.9   Further Assurances.  The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.